                                                                     EXHIBIT 5.1


                  [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]


                                 March 1, 1999


Atmos Energy Corporation
1800 Three Lincoln Centre
5430 LBJ Freeway
Dallas, Texas  75240

     Re:  Atmos Energy Corporation 1998 Long-Term Incentive Plan

Ladies and Gentlemen:

     We have acted as special counsel for Atmos Energy Corporation, a Texas and Virginia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), of 1,500,000 shares of common stock, no par value, of the Company (the "Shares") to be offered pursuant to the Atmos Energy Corporation 1998 Long-Term Incentive Plan (the "Plan").

     In connection with our examination of documents as hereinafter described, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.

     For the purpose of rendering this opinion, we have made such factual and legal examination as we deemed necessary under the circumstances, and in that connection we have examined, among other things, originals or copies of the following:

     (1) The Restated Articles of Incorporation of the Company, as amended to date;

     (2)  The Amended and Restated Bylaws of the Company, as amended to date;

     (3) Resolutions of the Company's Board of Directors with respect to the transactions covered by this opinion; and

     (4) Such other certificates and assurances from public officials, officers and representatives of the Company that we considered necessary or appropriate for the purpose of rendering this opinion.

     On the basis of the foregoing examination, and in reliance thereon, we are of the opinion that, assuming that the Shares are issued in accordance with the provisions of the Plan, upon issuance of the Shares contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

     We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Texas, the United States of America and, for the limited purpose referred to below, the Commonwealth of Virginia. We are not admitted to practice law in the Commonwealth of Virginia and any opinion herein as to the laws of such commonwealth is based solely upon a review of the latest unofficial compilation of the Virginia Stock Corporation Act available to us. This opinion is limited to the present corporate laws of the State of Texas and the present federal laws of the United States (and to the present judicial interpretations thereof), the Virginia Stock Corporation Act (to the limited extent and for the limited purpose stated above) and to the facts as they presently exist. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof. This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm in the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ Gibson, Dunn & Crutcher LLP
                                       GIBSON, DUNN & CRUTCHER LLP

IFS/AHC